Exhibit 99.1
MYR Group Inc. Announces Appointment of New Board Member

Henderson, Colo., May 2, 2022 — MYR Group Inc. (“MYR Group” or the “Company”) (NASDAQ: MYRG), announced today the appointment of Ajoy H. Karna to the Company’s Board of Directors (the “Board”), effective May 2, 2022. Mr. Karna will serve as a Class III director and on the Board’s Audit Committee.
“We are excited to announce Ajoy’s appointment as a new member of our Board of Directors,” said MYR Group’s Chair of the Board, Kenneth M. Hartwick. “Ajoy brings diverse expertise and strong leadership skills. His financial and strategic experience with global organizations will offer a unique perspective to our Board. We welcome Ajoy in his new role and look forward to his contributions.”
Mr. Karna has more than 33 years of experience in finance and management. He currently serves as Senior Vice President, Strategy and Chief Financial Officer - International for Sysco Corporation ("Sysco"), previously serving as Senior Vice President & CEO, Foodservice of Sysco’s Europe operations. Prior to Sysco, Mr. Karna held numerous roles in finance and strategy at PepsiCo, Inc. and the Quaker Oats Company.
He is a graduate of Georgetown University with a bachelor’s degree in Business Administration, and holds a Master of Business Administration degree from Northwestern University.
About MYR Group Inc.
MYR Group is a holding company of leading, specialty electrical contractors providing services throughout the United States and Canada through two business segments: Transmission & Distribution (T&D) and Commercial & Industrial (C&I). MYR Group subsidiaries have the experience and expertise to complete electrical installations of any type and size. Their comprehensive T&D services on electric transmission, distribution networks, substation facilities and clean energy projects include design, engineering, procurement, construction, upgrade, maintenance and repair services. T&D customers include investor-owned utilities, cooperatives, private developers, government-funded utilities, independent power producers, independent transmission companies, industrial facility owners and other contractors. Through their C&I segment, they provide a broad range of services which include the design, installation, maintenance and repair of commercial and industrial wiring generally for airports, hospitals, data centers, hotels, stadiums, convention centers, clean energy projects, manufacturing plants, processing facilities, water/waste-water treatment facilities, mining facilities, intelligent transportation systems and roadway lighting. C&I customers include general contractors, commercial and industrial facility owners, government agencies and developers. For more information, visit myrgroup.com.
MYR Group Inc. Contact:
Betty R. Johnson, Chief Financial Officer, 847-290-1891, investorinfo@myrgroup.com
Investor Contact:
David Gutierrez, Dresner Corporate Services, 312-780-7204, dgutierrez@dresnerco.com
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